                                UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.  20549

                                SCHEDULE 13G

                  Under the Securities Exchange Act of 1934

                          (Amendment No.         )*
                                         --------

                               Cox Radio, Inc.
--------------------------------------------------------------------------------
                              (Name of Issuer)

               Class A Common Stock, par value $1.00 per share
--------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                 224051 10 2
--------------------------------------------------------------------------------
                               (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------------------                      ---------------------------
  CUSIP NO.  224051 10 2                                     PAGE 2 OF 14 PAGES
-------------------------------                      ---------------------------

------------------------------------------------------------------------------------------------------------------------------------
  1                 NAME OF REPORTING PERSON
                    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON     Cox Enterprises, Inc.
------------------------------------------------------------------------------------------------------------------------------------
  2                 CHECK THE APPROPRIATE ROW IF A MEMBER OF A GROUP*
                                                                          (a)
                                                                              ------
                                                                          (b)
                                                                              ------
------------------------------------------------------------------------------------------------------------------------------------
  3                 SEC USE ONLY

------------------------------------------------------------------------------------------------------------------------------------
  4                 CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                          Delaware
------------------------------------------------------------------------------------------------------------------------------------
        NUMBER OF          5        SOLE VOTING POWER
          SHARES
      BENEFICIALLY                                                        19,577,672 (owned indirectly)**
         OWNED BY        -----------------------------------------------------------------------------------------------------------
           EACH            6        SHARED VOTING POWER
        REPORTING
         PERSON                                                           0
          WITH           -----------------------------------------------------------------------------------------------------------
                           7        SOLE DISPOSITIVE POWER

                                                                          19,577,672 (owned indirectly)**
                         -----------------------------------------------------------------------------------------------------------
                           8        SHARED DISPOSITIVE POWER

                                                                          0
------------------------------------------------------------------------------------------------------------------------------------
  9                 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                          19,577,672 (owned indirectly)**

------------------------------------------------------------------------------------------------------------------------------------
  10                CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          Inapplicable

------------------------------------------------------------------------------------------------------------------------------------
  11                PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                                          69.1%

------------------------------------------------------------------------------------------------------------------------------------
  12                TYPE OF REPORTING PERSON*

                                                                          CO

------------------------------------------------------------------------------------------------------------------------------------


                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

**Cox Enterprises, Inc. may be deemed to be an indirect beneficial owner of 19,577,672 shares of Class B Common Stock which may be converted into shares of Class A Common Stock at any time on a share-for-share basis.

------------------------------                       ---------------------------
  CUSIP NO.  224051 10 2                                     PAGE 3 OF 14 PAGES
------------------------------                       ---------------------------

------------------------------------------------------------------------------------------------------------------------------------
  1                 NAME OF REPORTING PERSON
                    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON     Cox Holdings, Inc.
------------------------------------------------------------------------------------------------------------------------------------
  2                 CHECK THE APPROPRIATE ROW IF A MEMBER OF A GROUP*
                                                                          (a)
                                                                              ------
                                                                          (b)
                                                                              ------
------------------------------------------------------------------------------------------------------------------------------------
  3                 SEC USE ONLY

------------------------------------------------------------------------------------------------------------------------------------
  4                 CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                          Delaware
------------------------------------------------------------------------------------------------------------------------------------
        NUMBER OF          5        SOLE VOTING POWER
          SHARES
      BENEFICIALLY                                                        19,577,672**
         OWNED BY        -----------------------------------------------------------------------------------------------------------
           EACH            6        SHARED VOTING POWER
        REPORTING
         PERSON                                                           0
          WITH           -----------------------------------------------------------------------------------------------------------
                           7        SOLE DISPOSITIVE POWER

                                                                          19,577,672**
                         -----------------------------------------------------------------------------------------------------------
                           8        SHARED DISPOSITIVE POWER

                                                                          0
------------------------------------------------------------------------------------------------------------------------------------
  9                 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                          19,577,672**

------------------------------------------------------------------------------------------------------------------------------------
  10                CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          Inapplicable

------------------------------------------------------------------------------------------------------------------------------------
  11                PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                                          69.1%

------------------------------------------------------------------------------------------------------------------------------------
  12                TYPE OF REPORTING PERSON*

                                                                          CO

------------------------------------------------------------------------------------------------------------------------------------


                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

**Cox Holdings, Inc. may be deemed to be an indirect beneficial owner of 19,577,672 shares of Class B Common Stock which may be converted into shares of Class A Common Stock at any time on a share-for-share basis.

----------------------------------                   ---------------------------
  CUSIP NO.  224051 10 2                                     PAGE 4 OF 14 PAGES
----------------------------------                   ---------------------------

------------------------------------------------------------------------------------------------------------------------------------
  1                 NAME OF REPORTING PERSON
                    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON     Cox Broadcasting, Inc.
------------------------------------------------------------------------------------------------------------------------------------
  2                 CHECK THE APPROPRIATE ROW IF A MEMBER OF A GROUP*
                                                                          (a)
                                                                              ------
                                                                          (b)
                                                                              ------
------------------------------------------------------------------------------------------------------------------------------------
  3                 SEC USE ONLY

------------------------------------------------------------------------------------------------------------------------------------
  4                 CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                          Delaware
------------------------------------------------------------------------------------------------------------------------------------
        NUMBER OF          5        SOLE VOTING POWER
          SHARES
      BENEFICIALLY                                                        19,577,672**
         OWNED BY        -----------------------------------------------------------------------------------------------------------
           EACH            6        SHARED VOTING POWER
        REPORTING
         PERSON                                                           0
          WITH           -----------------------------------------------------------------------------------------------------------
                           7        SOLE DISPOSITIVE POWER

                                                                          19,577,672**
                         -----------------------------------------------------------------------------------------------------------
                           8        SHARED DISPOSITIVE POWER

                                                                          0
------------------------------------------------------------------------------------------------------------------------------------
  9                 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                          19,577,672**

------------------------------------------------------------------------------------------------------------------------------------
  10                CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          Inapplicable

------------------------------------------------------------------------------------------------------------------------------------
  11                PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                                          69.1%

------------------------------------------------------------------------------------------------------------------------------------
  12                TYPE OF REPORTING PERSON*

                                                                          CO

------------------------------------------------------------------------------------------------------------------------------------


                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

**Cox Broadcasting, Inc. is the record owner of 19,577,672 shares of Class B Common Stock which may be converted into shares of Class A Common Stock at any time on a share-for-share basis.

----------------------------------                   ---------------------------
  CUSIP NO.  224051 10 2                                     PAGE 5 OF 14 PAGES
----------------------------------                   ---------------------------

------------------------------------------------------------------------------------------------------------------------------------
  1                 NAME OF REPORTING PERSON
                    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON     Anne Cox Chambers
------------------------------------------------------------------------------------------------------------------------------------
  2                 CHECK THE APPROPRIATE ROW IF A MEMBER OF A GROUP*
                                                                          (a)
                                                                              ------
                                                                          (b)
                                                                              ------
------------------------------------------------------------------------------------------------------------------------------------
  3                 SEC USE ONLY

------------------------------------------------------------------------------------------------------------------------------------
  4                 CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                          U.S.A.
------------------------------------------------------------------------------------------------------------------------------------
        NUMBER OF          5        SOLE VOTING POWER
          SHARES
      BENEFICIALLY                                                        19,577,672 (owned indirectly)**
         OWNED BY        -----------------------------------------------------------------------------------------------------------
           EACH            6        SHARED VOTING POWER
        REPORTING
         PERSON                                                           0
          WITH           -----------------------------------------------------------------------------------------------------------
                           7        SOLE DISPOSITIVE POWER

                                                                          19,577,672 (owned indirectly)**
                         -----------------------------------------------------------------------------------------------------------
                           8        SHARED DISPOSITIVE POWER

                                                                          0
------------------------------------------------------------------------------------------------------------------------------------
  9                 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                          19,577,672 (owned indirectly)**

------------------------------------------------------------------------------------------------------------------------------------
  10                CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          Inapplicable

------------------------------------------------------------------------------------------------------------------------------------
  11                PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                                          69.1%

------------------------------------------------------------------------------------------------------------------------------------
  12                TYPE OF REPORTING PERSON*

                                                                          IN

------------------------------------------------------------------------------------------------------------------------------------


                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

**Anne Cox Chambers may be deemed to be an indirect beneficial owner of 19,577,672 shares of Class B Common Stock which may be converted into shares of Class A Common Stock at any time on a share-for-share basis.

----------------------------------                   ---------------------------
  CUSIP NO.  224051 10 2                                     PAGE 6 OF 14 PAGES
----------------------------------                   ---------------------------

------------------------------------------------------------------------------------------------------------------------------------
  1                 NAME OF REPORTING PERSON
                    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON     Barbara Cox Anthony
------------------------------------------------------------------------------------------------------------------------------------
  2                 CHECK THE APPROPRIATE ROW IF A MEMBER OF A GROUP*
                                                                          (a)
                                                                              ------
                                                                          (b)
                                                                              ------
------------------------------------------------------------------------------------------------------------------------------------
  3                 SEC USE ONLY

------------------------------------------------------------------------------------------------------------------------------------
  4                 CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                          U.S.A.
------------------------------------------------------------------------------------------------------------------------------------
        NUMBER OF          5        SOLE VOTING POWER
          SHARES
      BENEFICIALLY                                                        19,577,672 (owned indirectly)**
         OWNED BY        -----------------------------------------------------------------------------------------------------------
           EACH            6        SHARED VOTING POWER
        REPORTING
         PERSON                                                           0
          WITH           -----------------------------------------------------------------------------------------------------------
                           7        SOLE DISPOSITIVE POWER

                                                                          19,577,672 (owned indirectly)**
                         -----------------------------------------------------------------------------------------------------------
                           8        SHARED DISPOSITIVE POWER

                                                                          0
------------------------------------------------------------------------------------------------------------------------------------
  9                 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                          19,577,672 (owned indirectly)**

------------------------------------------------------------------------------------------------------------------------------------
  10                CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          Inapplicable

------------------------------------------------------------------------------------------------------------------------------------
  11                PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                                          69.1%

------------------------------------------------------------------------------------------------------------------------------------
  12                TYPE OF REPORTING PERSON*

                                                                          IN

------------------------------------------------------------------------------------------------------------------------------------


                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

**Barbara Cox Anthony may be deemed to be an indirect beneficial owner of 19,577,672 shares of Class B Common Stock which may be converted into shares of Class A Common Stock at any time on a share-for-share basis.

Schedule 13G                                                        Page 7 of 14
Cox Radio, Inc.


ITEM 1(a).   NAME OF ISSUER.

             Cox Radio, Inc.

ITEM 1(b).   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.

             1400 Lake Hearn Drive, N.E., Atlanta, Georgia 30319

ITEM 2(a).   NAME(S) OF PERSON(S) FILING.

             See Item 1 of the Cover Pages.

ITEM 2(b).   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE.

             1400 Lake Hearn Drive, N.E., Atlanta, Georgia 30319

ITEM 2(c).   CITIZENSHIP.

             See Item 4 of the Cover Pages.

ITEM 2(d).   TITLE OF CLASS OF SECURITIES.

             Class A Common Stock, par value $1.00 per share

ITEM 2(e).   CUSIP NUMBER.

             224051 10 2

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b) OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:
             (a)        [ ] Broker or Dealer registered under Section 15 of the
                            Act
             (b)        [ ] Bank as defined in Section 3(a)(6) of the Act
             (c)        [ ] Insurance Company as defined in Section 3(a)(19)
                            of the Act
             (d)        [ ] Investment Company registered under Section 8 of
                            the Investment Company Act
             (e)        [ ] Investment Adviser registered under Section 203
                            of the Investment Advisers Act of 1940
             (f)        [ ] Employee Benefit Plan, Pension Fund which is
                            subject to the provisions of the Employee
                            Retirement Income Security Act of 1974 or
                            Endowment Fund; see Section
                            240.13d-1(b)(1)(ii)(F)
             (g)        [ ] Parent Holding Company, in accordance with
                            Section 240.13d-1(b)(ii)(G) (Note:  See Item 7)

Schedule 13G                                                        Page 8 of 14
Cox Radio, Inc.


             (h)        [ ] Group, in accordance with Section
                            240.13d-1(b)(1)(ii)(H)

                        Inapplicable

ITEM 4.  OWNERSHIP.

             (a)     AMOUNT BENEFICIALLY OWNED AS OF DECEMBER 31, 1996:

                     See Item 9 of the Cover Pages.

             (b)     PERCENT OF CLASS:

                     See Item 11 of the Cover Pages.

             (c)     NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                     (i)      SOLE POWER TO VOTE OR TO DIRECT THE VOTE:

                              See Item 5 of the Cover Pages.

                     (ii)     SHARED POWER TO VOTE OR TO DIRECT THE VOTE:

                              See Item 6 of the Cover Pages.

                     (iii)    SOLE POWER TO DISPOSE OR TO DIRECT THE
                              DISPOSITION OF:

                              See Item 7 of the Cover Pages.

                     (iv)     SHARED POWER TO DISPOSE OR TO DIRECT THE
                              DISPOSITION OF:

                              See Item 8 of the Cover Pages.

    All of the shares of Cox Radio, Inc. reported herein are held of record by Cox Broadcasting, Inc. ("CBI"). All of the shares of outstanding capital stock of CBI are beneficially owned by Cox Holdings, Inc. ("CHI"), and all of the shares of outstanding capital stock of CHI are beneficially owned by Cox Enterprises, Inc ("CEI"). There are 202,601,949 shares of common stock of CEI outstanding, with respect to which (i) Barbara Cox Anthony, as trustee of the Anne Cox Chambers Atlanta Trust, exercises beneficial ownership over 58,316,422 shares (28.8%); (ii) Anne Cox Chambers, as trustee of the Barbara Cox Anthony Atlanta Trust, exercises beneficial ownership over 58,316,422 shares (28.8%);
(iii) Barbara Cox Anthony, Anne Cox Chambers and Marion H. Allen III, as trustees of the Dayton Cox Trust A, exercise beneficial ownership over 82,745,685 shares (40.8%); and (iv) 226 individuals and trusts exercise beneficial ownership over the remaining 3,223,420 shares (1.6%). In addition, Garner Anthony, the husband of Barbara Cox

Schedule 13G                                                        Page 9 of 14
Cox Radio, Inc.


Anthony, holds beneficially and of record 14,578 shares of common stock of CEI and Barbara Cox Anthony disclaims beneficial ownership of such shares. Barbara Cox Anthony and Anne Cox Chambers, who are sisters, together exercise beneficial ownership over 199,378,529 shares (98.4%) of the common stock of CEI and, individually, each exercise beneficial ownership over 141,062,107 shares (69.6%) of the common stock of CEI, and thereby may be deemed to be the indirect beneficial owners of the shares of Cox Radio, Inc. reported herein.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

         Inapplicable

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Inapplicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Inapplicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Inapplicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Inapplicable

ITEM 10. CERTIFICATION.

         Inapplicable

EXHIBITS:

     Exhibit I    -   Joint Filing Agreement, dated as of January 21, 1997, by
                      and among Cox Enterprises, Inc., Cox Holdings, Inc., Cox
                      Broadcasting, Inc., Anne Cox Chambers and Barbara Cox
                      Anthony.
     Exhibit II  -    Power of Attorney to Andrew A. Merdek and Marion H.
                      Allen III from Anne Cox Chambers

Schedule 13G                                                       Page 10 of 14
Cox Radio, Inc.


                                   SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                          COX ENTERPRISES, INC.



        January 21, 1997                  By:  /s/ ANDREW A. MERDEK
------------------------------------           --------------------------------
                Date                           Andrew A. Merdek
                                               Secretary

Schedule 13G                                                       Page 11 of 14
Cox Radio, Inc.


                                   SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                          COX HOLDINGS, INC.



       January 21, 1997                    By: /s/ ANDREW A. MERDEK
------------------------------------           --------------------------------
                Date                           Andrew A. Merdek
                                               Secretary

Schedule 13G                                                       Page 12 of 14
Cox Radio, Inc.


                                   SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                          COX BROADCASTING, INC.



       January 21, 1997                   By:  /s/ ANDREW A. MERDEK
------------------------------------           --------------------------------
                Date                           Andrew A. Merdek
                                               Secretary

Schedule 13G                                                       Page 13 of 14
Cox Radio, Inc.


                                   SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                        Andrew A. Merdek for Anne Cox Chambers,
                                        her attorney-in-fact


      January 21, 1997                  /s/ ANDREW A. MERDEK
---------------------------------       -----------------------------------
     Date

Schedule 13G                                                       Page 14 of 14
Cox Radio, Inc.


                                   SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



        January 21, 1997                /s/ BARBARA COX ANTHONY
---------------------------------       ---------------------------------------
                Date                    Barbara Cox Anthony

                                                                       Exhibit I


                             JOINT FILING AGREEMENT

    In accordance with Rule 13d-1(f) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Class A Common Stock, par value $1.00 per share, of Cox Radio, Inc., and that this Joint Filing Agreement be included as an Exhibit to such joint filing.

    This Joint Filing Agreement may be executed in one or more counterparts, and each such counterpart shall be an original but all of which, taken together, shall constitute but one and the same instrument.

    IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of this 21st day of January, 1997.

                                       COX ENTERPRISES, INC.


                                       By:  /s/ ANDREW A. MERDEK
                                            -----------------------------------
                                            Andrew A. Merdek
                                            Secretary


                                       COX HOLDINGS, INC.


                                       By:  /s/ ANDREW A. MERDEK
                                            -----------------------------------
                                            Andrew A. Merdek
                                            Secretary

                                       COX BROADCASTING, INC.


                                       By:  /s/ ANDREW A. MERDEK
                                            -----------------------------------
                                            Andrew A. Merdek
                                            Secretary


                                            /s/ ANNE COX CHAMBERS
                                            -----------------------------------
                                            Anne Cox Chambers


                                            /s/ BARBARA COX ANTHONY
                                            -----------------------------------
                                            Barbara Cox Anthony

                                                                      Exhibit II

                               POWER OF ATTORNEY

    Know all by these presents, that the undersigned hereby constitutes and appoints each of Andrew A. Merdek and Marion H. Allen III, signing singly, the undersigned's true and lawful attorney-in-fact to:

    (1) execute for and on behalf of the undersigned, in the undersigned's capacity as a five-percent (5%) beneficial owner of shares of Class A Common Stock of Cox Radio, Inc. (the "Company"), statements on
         Schedule 13D (including amendments thereto) and Schedule 13G (including amendments thereto) in accordance with Section 13 of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder;

    (2) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such statements on Schedule 13D (including amendments thereto) and Schedule 13G (including amendments thereto), and timely file such statements with the United States Securities and Exchange Commission and any stock exchange or similar authority; and

    (3) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in-fact's discretion.

    The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-fact's substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming, nor is the Company assuming, any of the undersigned's responsibilities to comply with Section 13 of the Securities Exchange Act of 1934 or the rules promulgated thereunder.

    This Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file statements on Schedule 13D (including amendments thereto) or Schedule 13G (including amendments thereto) with respect to the undersigned's holdings of and transactions in securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact.

    IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 21st day of January, 1997.

      Janaury 21, 1997                      By:  /s/ ANNE COX CHAMBERS
---------------------------------                ------------------------------
             Date                                Anne Cox Chambers